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Exhibit 12(a)

                          XEROX CREDIT CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ In Millions)

                                          Year Ended December 31,
                                 2001      2000*     1999      1998      1997
                                 ----      -----     ----      ----      ----
Income before income taxes      $  91     $ 137     $ 180     $ 137     $ 123
                                ------    -----     -----     -----     -----

Fixed charges:
  Interest expense
    Xerox debt                      -        13        32        23         3
    Other debt                    298       279       211       217       214
                                -----     -----     -----     -----     -----
      Total fixed charges         298       292       243       240       217
                                -----     -----     -----     -----     -----
Earnings available for
  fixed charges                 $ 389     $ 429     $ 423     $ 377     $ 340
                                =====     =====     =====     =====     =====

Ratio of earnings to
  fixed charges (1)              1.31      1.47      1.74      1.57      1.57



(1) The ratio of earnings to fixed charges has been computed by dividing total earnings available for fixed charges by total fixed charges.

*As restated, see Note 2.